Exhibit 10.20

Indemnification Agreement
Dated 18 October 2009
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in agreement
(CSI — Netherlands)
Debevoise & Plimpton llp
London

1.	Definitions	3
2.	Indemnification	3
3.	Limitations on Indemnification	3
4.	Indemnification Procedure	4
5.	Severability	5
6.	Governing law	5
7.	Amendments	5
8.	Termination	5

THIS Agreement is made on 18 October 2009
BY:
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	SIG Combibloc Group AG (“SIG”) was acquired by Beverage Packaging Holdings (Luxembourg) III S.á r.l. (“BPIII”) in mid 2007, using acquisition debt made available under a combination of senior secured bank loans under a senior facilities agreement (the “Senior Facilities Agreement”), and an issue of senior notes and senior subordinated notes as further described below.

B.	The Closure Systems International business (the “CSI Group”) and the Reynolds Consumer Products business (the “RCP Group”) were acquired as part of the Reynolds group of companies in February 2008 using acquisition debt made available under a senior secured facilities agreement (the “Reynolds Facility”).

C.	BPIII, the sole shareholder of SIG, intends to directly and indirectly acquire the CSI Group and the RCP Group (the “Acquisition”).

D.	In connection with the Acquisition, the existing financing arrangements put in place for the acquisition of SIG and the CSI Group and RCP Group will need to be amended or replaced. The Netherlands Guarantors (as defined below) will be required to:
(a)	enter into release documentation in relation to the Reynolds Facility and the guarantee and security provided by the Netherlands Guarantors in respect of the Reynolds Facility;

(b)	guarantee the issue of new senior lien notes in an aggregate principal amount of approximately US$1.842 billion (the “New Notes”) and new senior bank debt in the amount of the equivalent of approximately US$1.16 billion (“New Senior Facility”) and provide senior priority security in respect of the New Notes and the New Senior Facility over substantially all of its assets;

(c)	provide guarantees in respect of €480,000,000 senior notes due 2016 and €420,000,000 senior subordinated notes due 2017, each issued by Beverage Packaging Holdings (Luxembourg) II S.A. (“Existing Notes”). These guarantees will be unsecured; and

(d)	enter into an intercreditor agreement in respect of the New Senior Facility and the New Notes, and an intercreditor agreement in respect of the New Notes, New Senior Facility and the Existing Notes,
(collectively, the “Transactions”).

E.	Rank has agreed to provide an indemnity to the Indemnitees as defined below in respect of the Transactions as further described below.
It is the intention of Rank that this document be executed as a agreement (this “Agreement”) in favour and for the benefit of each Indemnitee.
THIS AGREEMENT WITNESSES as follows:
1.	Definitions

“Indemnitee” means each person listed in Part B of the Schedule to this Agreement; and

“Netherlands Guarantors” means the company listed in Part A of the Schedule to this Agreement.

2.	Indemnification

Rank shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) (collectively, the “Indemnified Liabilities”) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a Netherlands Guarantors in his or her capacity as a director of that company on written instruction from a direct or indirect shareholder of the relevant Netherlands Guarantors in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Agreement, an Indemnitee shall not be entitled to indemnification under this Agreement:
(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of the bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by the Netherlands Guarantors or any affiliate of Rank otherwise than pursuant to this Agreement; or

(e)	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant Netherlands Guarantors; or

(iii)	such indemnification is provided by the Netherlands Guarantors, in its sole discretion, pursuant to the powers vested in the Netherlands Guarantors under applicable law.
4.	Indemnification Procedure
(a)	Each Indemnitee shall give Rank notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Agreement. To obtain indemnification payments or advances under this Agreement, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 15 business days of receipt of such invoices and supporting information.

(b)	There shall be no presumption in favour of indemnification. If there is a dispute between Rank and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of Rank to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all Rank and the relevant Indemnitee;

(c)	Pending the procedures set out in paragraph 4 (a) and 4 (b) of the Agreement the relevant Indemnitee is entitled to immediate relief and assistance in any way possible from Rank for as far as direct actions against the relevant Indemnitee are taken in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a Netherlands Guarantors in his or her capacity as a director of that company on written instruction from a direct or indirect shareholder of the relevant Netherlands Guarantors in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions. In case the procedures set out in paragraph 4 (a) and 4 (b) of the Agreement lead to the conclusion that the relevant Indemnitee can not exercise any rights under the Agreement, the relevant Indemnitee shall reimburse any and all costs made by Rank in relation thereto.
5.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law

This Agreement shall be governed by and its provisions construed in accordance with Netherlands law.

7.	Amendments

No amendment or modification of this Agreement shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Agreement.

8.	Termination

This Agreement shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the earlier to occur of:
(a)	the relevant Indemnitee ceasing to serve as a director of the relevant Netherlands Guarantors; and

(b)	the date on which all obligations of a Netherlands Guarantors of which that Indemnitee is a director in respect of the New Senior Facility, the New Notes, the Existing Notes or the relevant Intercreditor Agreement is released or terminated.

     IN WITNESS of which this Deed Poll has been executed and has been delivered on the date stated at the beginning of this Deed Poll for the benefit and in favour of each Indemnitee.

Rank Group Limited
/s/ Graeme Hart
Graeme Hart
Director

/s/ F Ramsey
Signature of witness

Secretary
Occupation

Auckland
City of Residence

Schedule
Part A
Netherlands Guarantor
•	Closure Systems International B.V.

•	Reynolds Consumer Products International B.V.
Part B
List of Indemnitees
•	Gregory Alan Cole

•	Bryce McCheyne Murray

•	Eleonora Jongsma

•	Orangefield Trust (Netherlands) B.V.